EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated June 1st, 2007 (the “Effective Date”), is between WESTAFF SUPPORT, INC., WESTAFF (USA), INC., and WESTAFF, INC. (collectively, the “Company”), and MICHAEL T. WILLIS (“Executive”).

I.                                         POSITION AND RESPONSIBILITIES

A.            Term.  The Company shall employ Executive from the Effective Date until the three-year anniversary of the Effective Date, unless Executive’s employment is terminated earlier in accordance with Sections III or IV below (the “Term”).  On the three-year anniversary of the Effective Date, the Term shall automatically be extended for one (1) additional year, unless the Company provides written notice of non-renewal to Executive at least ninety (90) days prior to such renewal date.

B.            Position.  Executive is employed by the Company to render services to the Company in the positions of President and Chief Executive Officer of Westaff, Inc. (“WSTF”).  Executive shall perform such duties and responsibilities as are normally related to such positions in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Board of Directors of Westaff, Inc. (the “Board”).  Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time by the Board in its sole discretion.

C.            Other Activities.  Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

D.            No Conflict.  Executive represents and warrants that his execution of this Agreement, employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

II.                                     COMPENSATION AND BENEFITS

A.            Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Five Hundred and Fifty Thousand Dollars ($550,000) per year (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice.  Executive’s first salary payment following the Effective Date shall include Base Salary for the period from May 1, 2007 through the Effective Date, less any consulting fees received from the Company during that period.

B.            Performance-Based Incentive Bonus.  Executive shall be eligible for a performance-based incentive bonus for each fiscal year of his employment with the Company.

1.             Fiscal Year 2007 Bonus:  In lieu of a performance-based bonus for fiscal year 2007, Executive shall receive a guaranteed bonus in the amount of One Hundred and Fifty Thousand Dollars ($150,000), which shall be payable on November 1, 2007.

2.             Fiscal Year 2008 Bonus:  For fiscal year 2008 (“FY2008”), Executive shall be eligible to earn a bonus based on achievement of quantitative goals described below and qualitative goals established by the Board.  The quantitative portion of this bonus (“Target Bonus”) shall equal up to seventy-five percent (75%) of Executive’s Base Salary and shall be based on the Company’s Earnings Before Taxes, Interest, Depreciation and Amortization for FY2008, as calculated and reported by the Company in accordance with its accounting policies currently in effect (“EBITDA”):

EBITDA for FY2008	Percentage of Quantitative Component Earned
<$12M	None
$12M-$13.99M	25% of Quantitative Component
$14M-$15.99M	50% of Quantitative Component
$16M-$16.99M	75% of Quantitative Component
>$17M	100% of Quantitative Component

Executive shall be eligible for additional bonus compensation, equivalent to up to twenty-five percent (25%) of his Base Salary, based on achievement of qualitative objectives established by the Board in its discretion.  In no event shall Executive’s aggregate bonus compensation for FY2008 exceed 100% of Executive’s Base Salary.  Executive’s FY2008 bonus will be paid in cash, provided that the Board may elect to pay up to thirty percent (30%) of Executive’s FY2008 bonus in fully vested and unrestricted WSTF stock (priced at the fair market value of the stock as of the date of the stock bonus).  Executive’s FY2008 bonus will be paid on or prior to March 15, 2009.

3.             Fiscal Year 2009 Bonus:  For fiscal year 2009, Executive shall be eligible to earn a bonus based on achievement of goals to be established by the Board at the end of FY2008.  Such goals shall be based on the expectation that the Company’s EBITDA will exceed Twenty Million Dollars ($20,000,000) by the three-year anniversary of the Effective Date, excluding EBITDA related to acquisitions or other transactions.  Executive’s FY2009 bonus program will be established within 90 days of the beginning of FY2009 after consultation with Executive, and will be similar in nature and effect to the FY2008 bonus program, but containing targets, expectations and goals established by the Board for FY2009.  Executive’s FY2009 bonus will be paid in cash, provided that the Board may elect to pay up to thirty percent (30%) of Executive’s FY2009 bonus in fully vested and unrestricted WSTF stock (priced at the fair market value of the stock as of the date of the stock bonus.)  Executive’s FY2009 bonus will be paid on or prior to March 15, 2010.

4.             Bonuses for Subsequent Fiscal Years:  Executive’s bonus program for any subsequent fiscal year will be established within 90 days of the beginning of each fiscal year after consultation with Executive, and will be similar in nature and effect to the FY2009 bonus program, but containing targets, expectations and goals established by the Board for such fiscal year.

C.            Stock Options.  The Company shall recommend to the Board of Directors that Executive be provided with an option to purchase One Hundred Thousand (100,000) shares of the Common Stock of Westaff, Inc.  This recommendation will be considered for approval at the Company’s next Board of Directors’ meeting.  Any approved stock options will be priced at their fair market value as of the date of the grant, in accordance with the terms of the Stock Option Plan.  Executive’s entitlement to any stock options that may be approved is conditioned upon Executive’s signing of the Stock Option Agreement and is subject to its terms and the terms of the Stock Option Plan under which the options are granted, including vesting requirements.

D.            Living Allowance and Travel Reimbursements.  For a period of twelve (12) months following the Effective Date, the Company shall pay Executive an allowance of Six Thousand Dollars ($6,000) per month for housing, automobile, and other personal expenses (“Living Allowance”).  During this period, the Company also shall reimburse Executive for his airfare between his home in Houston and the Company’s headquarters in San Francisco, up to one round trip ticket per week.  Executive shall be allowed to travel one grade above economy/coach class.  Whenever possible, Executive will upgrade with travel coupons, and the Company shall pay the cost of such coupons.  The Company also shall reimburse Executive’s reasonable expenses of transportation to and from the airport.  Following this twelve (12) month period, the Company shall determine any further personal allowances or travel reimbursements in its discretion.

E.             Financial Planning Reimbursement.  During the Term, the Company shall reimburse Executive for his expenditures on personal financial planning services, up to a maximum reimbursement of Ten Thousand Dollars ($10,000) per year.

F.             Benefits.  Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

G.            Reimbursement of Business Expenses.  The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.  Executive shall be allowed to travel one grade above economy/coach class, for business-related trips.  Whenever possible, Executive will upgrade with travel coupons, and the Company shall pay the cost of such coupons.  The Company also shall reimburse Executive’s reasonable expenses of transportation to and from the airport.  For overseas travel, Executive may travel at an airfare class no higher than business class or its equivalent.

H.            Vacation.  Executive shall accrue four (4) weeks of vacation per year, subject to the Company’s policies with respect to maximum vacation accruals.

I.              Indemnification.  The Company and Executive shall enter into the Company’s customary form of indemnification agreement applicable to directors and executive officers of the Company, in the form attached as Exhibit B (the “Indemnification Agreement”).

III.                                 AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A.            At-Will Termination by Company.  Executive’s employment with the Company shall be “at-will” at all times.  Either party may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

B.            Severance.  Executive shall be eligible for severance benefits in the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the Term.  If such termination occurs within twelve (12) months following the Effective Date, Executive will be eligible to receive severance pay equal to the lesser of (a) twelve (12) months of Executive’s Base Salary or (b) Executive’s Base Salary for the remainder of the Term.  If such termination occurs more than twelve (12) months following the Effective Date, Executive will be eligible to receive severance pay equal to the lesser of (a) eighteen (18) months of Executive’s Base Salary or (b) Executive’s Base Salary for the remainder of the Term.  Such severance pay (“Severance”) shall be payable in the form of salary continuation, and shall not be reduced by any remuneration paid to Executive because of Executive’s employment or self-employment during the severance period.  The timing of such Severance payments may be subject to delay in accordance with the provisions of Section XI below.  Additionally, if Executive elects to continue his medical coverage under COBRA, the Company shall pay the premiums for Executive’s COBRA coverage until the earlier of (a) the date Executive ceases to receive Severance payments or (b) the date Executive becomes eligible for coverage under another employer’s health plan.  Executive’s eligibility for the foregoing severance benefits is conditioned on (a) Executive having first signed a general release of claims in a form provided by the Company, and (b) Executive’s agreement not to compete with the Company, or its successors or assigns, during the severance period.  If Executive engages in any business activity competitive with the Company or its successors or assigns during the severance period, all severance benefits immediately shall cease.  Executive shall not be entitled to any severance benefits if Executive’s employment is terminated (a) For Cause, By Death or By Disability (as defined in Section IV below); (b) by Executive without Good Reason (as defined in Section IV below); or (c) by expiration or non-renewal of the Term.

C.            “Change of Control.”  In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change of Control, (1) any Company stock options awarded to Executive which vest solely upon length of service would become immediately vested and exercisable and (2) the Company would make a lump-sum cash payment to Executive equal to fifty percent (50%) of his then-current Base Salary, pro-rated based on the number of calendar months Executive is employed during the fiscal year in which such termination occurs.  For purposes of this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent of the total combined voting power of the outstanding securities of the Company.  Notwithstanding the foregoing, a “Change in Control” shall not include (i) any changes prior to the date of this Agreement; or (iii) any changes pursuant to actions taken by DelStaff, LLC.  Executive shall not be entitled to any accelerated vesting under this Section III(C) if Executive’s employment is terminated (a) For Cause, By Death or By Disability (as defined in Section IV below); (b) by Executive without Good Reason (as defined in Section IV below); or (c) by expiration or non-renewal of the Term.

IV.                                OTHER TERMINATIONS

A.            Termination for Cause.  For purposes of this Agreement, “For Cause” shall mean:  (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.  The Company may terminate Executive’s employment For Cause at any time, without any advance notice.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

B.            By Death.  Executive’s employment shall terminate automatically upon Executive’s death.  The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing.  Thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

C.            By Disability.  If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

D.            Termination for Good Reason.  Executive’s termination shall be for “Good Reason” if (i) Executive provides written notice to the Company of the event(s) constituting Good Reason for termination, within ninety (90) days following the occurrence of such event(s); (ii) Executive provides the Company with a period of at least thirty (30) days to cure the Good Reason and the Company fails to cure the Good Reason within that period, and (iii) Executive resigns within forty-five (45) days following the date of the written notice described in subsection (i).  For purposes of this Agreement, “Good Reason” shall mean any of the following events if effected by the Company without the consent of Executive:  (A) a change in Executive’s position with the Company which materially reduces Executive’s duties, responsibilities or authority; or (B) a material reduction in Executive’s Base Salary or bonus eligibility, except for reductions that are comparable to reductions generally applicable to all similarly situated senior executives of the Company; or (C) Executive is removed from the Board (other than for cause, as determined under Delaware law) or not elected by WSTF’s stockholders to serve on the Board (other than due to Executive’s resignation from the Board or Executive’s decision not to stand for reelection to the Board).

V.                                    TERMINATION OBLIGATIONS

A.            Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B.            Resignation and Cooperation.  Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

VI.                                INVENTIONS AND CONFIDENTIAL INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A.            Confidentiality Agreement.  Executive agrees to sign and be bound by the terms of the Company’s Confidentiality, Invention, Design Agreement, which is attached as Exhibit A (“Confidentiality Agreement”).

B.            Non-Solicitation.  Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information.  During the term of Executive’s employment and for one year thereafter, in addition to Executive’s other obligations hereunder or under the Confidentiality Agreement, Executive shall not, for Executive or any third party, directly or indirectly (i) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment, or (ii) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier about which Executive obtained confidential information during his employment with the Company, by using the Company’s trade secrets or by otherwise engaging in conduct that amounts to unfair competition.

C.            Non-Disclosure of Third Party Information.  Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties.  Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

VII.                            AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

VIII.                        ASSIGNMENT; BINDING EFFECT

A.            Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B.            Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

IX.                                NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered:  (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below.  The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail.  Executive shall be obligated to notify the Company in writing of any change in Executive’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

298 North Wiget Lane
Walnut Creek, CA 94598
Attn: Legal Department
Fax: (925) 937-0593

Executive’s Notice Address:

298 North Wiget Lane

Walnut Creek, CA 94598

X.                                    SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XI.                                TAXES

All amounts paid under this Agreement (including without limitation Base Salary, Living Allowance, or Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any payment to which Executive would otherwise be entitled during the six (6) month period following the date of Executive’s termination of employment will be payable on the first business day following the expiration of such six (6) month period.

XII.                            GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XIII.                        INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XIV.                       OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this agreement, including but not limited to Exhibits A and B, shall survive the termination of employment and the termination of this Agreement.

XV.                           COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XVI.                       AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XVII.                   ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Confidentiality Agreement attached as Exhibit A, the Indemnification Agreement attached as Exhibit B, and the Stock Plan and Stock Option Agreement of the Company).  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XVIII.               EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT HE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT HE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT HE HAS ENTERED INTO IT FREELY BASED ON HIS OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

WESTAFF, INC.	MICHAEL T. WILLIS

/s/ Jeffrey Elias	/s/ Michael Willis
Signature	Signature

Sr. VP — Human Resources	07-03-07
Title	Date

07-03-07
Date